EXHIBIT 10.54
NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE
Overview
A summary of our annual non-employee director compensation is provided below:

Annual Equity
Restricted stock units	$192,000	(1)
Lead Director Fee
Restricted stock units	$75,000	(2)
Board Fee	$78,000
Committee Fee
Audit	$15,000
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Committee Chair Fee
Audit	$10,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000

(1)
Upon being elected or re-elected as a director, each non-employee director receives such number of restricted stock units as is determined by dividing $192,000 by the closing price of our common stock on the grant date.

(2) The Lead Director fee is paid entirely in restricted stock units. Upon being appointed or re-appointed as Lead Director, the director receives such number of restricted stock units as is determined by dividing $75,000 by the closing price of our common stock on the grant date. The Lead Director fee is in addition to the standard annual equity grant. A chairman fee of $145,000 per annum would be payable in cash where the chairman of the board is a non-employee director.

Vesting
Restricted stock units will vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.
Deferred Compensation Plan
Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. In addition, each non-employee director may defer receipt of up to 100% of shares due upon vesting of restricted stock units, and based on his or her election, the director is credited with one share unit for the receipt of each such share that is deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights.
Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Directors elect whether the shares are received in a lump sum distribution or in annual installments over two to fifteen years, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan and count against that plan’s share reserve.